EXHIBIT 21

LIST OF SUBSIDIARIES

Waverlee Homes, Inc., incorporated in Alabama

Irish Homes, Inc., incorporated in Indiana

Gipper Development Company, LLC, organized in Indiana

Statesville Housing Center, Inc., incorporated in North Carolina

Ocala Housing Center, Inc., incorporated in Florida

Waverlee Homes of Texas, Inc., incorporated in Texas